Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Non-Qualified Stock Option Agreement, Performance-Based Non-Qualified Stock Option Agreement, Restricted Stock Unit Agreement, and Performance-Based Restricted Stock Unit Agreement of our reports dated August 13, 2020, with respect to the consolidated financial statements of Myriad Genetics, Inc. and the effectiveness of internal control over financial reporting of Myriad Genetics, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

August 13, 2020